EXHIBIT EX-2.1 ("REVISED")
                                    STOCK PURCHASE AGREEMENT

                                                (REVISED)

                    THIS AGREEMENT is made and entered into this 24th day of May 1999, by and between Far West Group,("Seller") and New Pumpco, ("Purchaser");

                    WHEREAS, the Seller is the record owner and holder of the issued and outstanding shares of the capital stock of Far West Pump Co,("Corporation"), a Arizona corporation, which Corporation has issued capital stock of 1,000 shares of $.01 par value common stock, and

                    WHEREAS, the Purchaser desires to purchase 100.0% (one hundred percent) or 1,000 shares of said stock and the Seller desires to sell 100.0% of said stock, upon the terms and subject to the conditions hereinafter set forth;

                    NOW, THEREFORE,in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Corporation's Stock aforementioned, it is hereby agreed as follows:

                    1.  PURCHASE AND SALE:

                    Subject to  the terms  and  conditions hereinafter  set
          forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey, transfer, and deliver to the Purchaser certificates representing such stock; and the Purchaser shall purchase from the Seller the Corporation's Stock in consideration Of the purchase price set forth in this Agreement. The certificates representing the Corporation's Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion. The closing of the transactions contemplated by this Agreement("Closing"), shall be held at 10:00 AM, on November 30, 1999, at Seller's offices, or such other place, date and time as the parties hereto may otherwise agree.

                    2.  AMOUNT AND PAYMENT OF PURCHASE PRICE.

                    Seller will assign a $200,000 Note Payable to Clark Vaught currently owed by the Seller and the Seller will make an additional payment of $70,000 in cash to the Purchaser. Such debt assignment and payment will be in full satisfaction of 100% transfer of the former subsidiary of the Seller to the Purchaser in consideration for the Purchaser assuming all net liabilities of the corporation at closing.

                    3.  REPRESENTATIONS AND WARRANTIES OF SELLER.

                    Seller hereby warrants and represents:

                    (a) Organization and Standing.

                    Corporation is a Nevada corporation duly organized, validly existing and in good standing under the laws of Nevada and has the corporate power and authority to carry on its business as it is now being conducted. A copy of said Corporate Charter and good standing certificate is hereby attached as exhibit "A".

                    (b) Restrictions on Stock.

                    The Seller is not a party to any agreement, written, or oral, creating rights in respect to the Corporation's Stock in any third person or relating to the voting of the Corporation's Stock.

                    Seller is the lawful owner of the Stock.

                    There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the stock, nor are there any securities convertible into such stock.

                    The stock issued is in accordance with existing rules and regulation and exemptions to the S.E.C. rules.

                    4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND
                    PURCHASER.

                    Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

                    5.  TITLE TO PROPERTIES AND ASSETS.

                    The Corporation has good, absolute and marketable title to all its properties and assets.

                    To the best of the Seller s knowledge and belief, the Corporation owns, possesses, and has good title to all copyrights,
          trademarks,   trademarks   rights,  patents,  patent  rights, and
          licenses necessary in the conduct of its' business. To the best of the Seller's knowledge and belief, the Corporation has the unrestricted right to use all trade secrets, customer lists, manufacturing and other processes incident to the manufacture, use or sale of any and all products presently sold by it.

                    6.   GENERAL PROVISIONS

                    (a) Entire Agreement. This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

                    (b) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                    (c) Governing Law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Arizona.


                    IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

                    Signed, sealed and delivered in the presence of:



                    PURCHASER                        SELLER


                    New Pumpco                       Far West Group

                    By:  /s/ C. Crews                By: /s/ Dallas Talley
                         C. Crews                            Dallas Talley
                                                             President